Exhibit 10.1

EXECUTION COPY

U.S. $180,000,000

CREDIT AGREEMENT

Dated as of April 20, 2011

Among

THE HANOVER INSURANCE GROUP, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

GOLDMAN SACHS BANK USA

as Sole Arranger and Bookrunner

MORGAN STANLEY SENIOR FUNDING, INC

as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agent

and

GOLDMAN SACHS BANK USA

as Administrative Agent

i

ii

SCHEDULES

Schedule I	-	Lenders and Commitments
Schedule II	-	Existing Debt; Existing Liens
Schedule III	-	Subsidiaries

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Assignment and Acceptance

iii

CREDIT AGREEMENT (this “Agreement”) dated as of April 20, 2011 among THE HANOVER INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereof, and GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, in connection with the Transactions (as hereinafter defined), the Borrower has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount not exceeding $180,000,000, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“ABR” means a fluctuating interest rate which shall at any time be equal to the highest of:

(a) the Prime Rate;

(b) 1/2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurodollar Rate (giving effect to any adjustment pursuant to Section 2.06(c)) that would be payable at such time for any Eurodollar Loan with an Interest Period of one month plus 1%.

“ABR Loan” means, at any time, a Loan which bears interest at rates based upon the ABR.

“Acceptance Condition” means, if a Conversion Notice has been delivered, the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances (as set out in the Offer Press Release) and which shall not be less than the Acceptance Percentage of the Company Shares to which the Offer relates.

“Acceptance Percentage” means 90% or such lower percentage agreed by the Majority Lenders and the Borrower

“Acquisition” means the acquisition of the Company Shares by UK Holdco as described in the Scheme Implementation Agreement, which shall be effected by way of a Scheme or, if a Conversion Notice has been delivered, an Offer.

“Acquisition Conditions Precedent” means the conditions listed in Appendix I to the Press Release or, if a Conversion Notice has been delivered, the corresponding conditions in the Offer Press Release.

“Administrative Agent” has the meaning set forth in the recital of parties hereto, and such Persons successors as contemplated hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Person” has the meaning specified in Section 2.15.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agent Affiliates” has the meaning specified in Section 8.02(b)(iii).

“Agent Fee Letter” means the agent fee letter dated the date hereof between the Borrower and Goldman Sachs Bank USA relating to the loan facility provided herein.

“Agreement” has the meaning set forth in the recital of parties hereto.

“Anti-Trust Condition” means Acquisition Condition Precedent number 1.3 (a) through (k) or in the event that a Conversion Notice has been delivered, the corresponding condition precedent in the Offer Press Release.

“Applicable Commitment Fee Rate” means 0.30% per annum.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Loan.

“Applicable Margin” means, as of any date of determination, the percentage set forth below for the applicable Type of Loan opposite the applicable time period and the applicable Rating Level Period at such time:

	Rating Level 1 Period		Rating Level 2 Period		Rating Level 3 Period		Rating Level 4 Period		Rating Level 5 Period
	Euro- dollar	ABR	Euro- dollar	ABR	Euro- dollar	ABR	Euro- dollar	ABR	Euro- dollar	ABR
Closing Date until the 89th day following the Closing Date	2.00%	1.00%	2.25%	1.25%	2.50%	1.50%	3.00%	2.00%	4.00%	3.00%
90th day following the Closing Date until the 179th day following the Closing Date	2.50%	1.50%	2.75%	1.75%	3.00%	2.00%	3.50%	2.50%	4.50%	3.50%
180th day following the Closing Date until the 269th day following the Closing Date	3.00%	2.00%	3.25%	2.25%	3.50%	2.50%	4.00%	3.00%	5.00%	4.00%
Thereafter	3.50%	2.50%	3.75%	2.75%	4.00%	3.00%	4.50%	3.50%	5.50%	4.50%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent hereunder or pursuant to the transactions contemplated hereby which is distributed to the Administrative Agent, the Arranger or the Lenders by means of electronic communications pursuant to Section 8.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Goldman Sachs Bank USA as the sole arranger and bookrunner in connection herewith.

“Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries; provided that “Asset Sale” shall not include Dispositions (i) to the Borrower or any other Subsidiary of the Borrower, (ii) in the ordinary course of business or (iii) pursuant to Section 5.03(d)(iv).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B.

“Assignment Taxes” has the meaning specified in Section 2.13(b).

“Beneficial Owner” means the beneficial owner, for U.S. federal income tax purposes, of a payment to which any U.S. federal withholding tax relates.

“Borrower” has the meaning set forth in the recital of parties hereto.

“Borrowing” means a borrowing consisting of Loans of the same Type made by the Lenders at the same time pursuant to Section 2.01.

“Business Day” means a day on which banks are not required or authorized to close in London and New York City and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank market.

“Cash Confirmation” means the letter among Borrower, UK Holdco and Goldman Sachs (International), relating to, among other things, the Escrow Amount, the procedures to be implemented in respect thereof and the Loans.

“Certain Funds Period” means the period from and including the Signing Date and ending on the earliest of:

(a) the date of cancellation in full of the Commitments;

(b) if the Closing Date has not occurred on or prior to the Long Stop Date, the Long Stop Date;

(c) the date on which the Scheme is rejected by the High Court of England and Wales, lapses or is withdrawn (other than in connection with the conversion of the Scheme into an Offer) or, if an Offer is made, the date on which the Offer lapses, terminates or is withdrawn; and

(d) the date which falls:

(i) if the Acquisition is effected by way of a Scheme, 15 days after the Scheme Effective Date; or

(ii) if the Acquisition is effected by way of an Offer, 60 days after the Offer Unconditional Date, or if Borrower has sent to minority shareholders notices pursuant to section 979 of the Companies Act before such date, such longer period as is necessary to enable Borrower to acquire the remaining Company Shares pursuant to the squeeze-out procedures under Chapter 3 of Part 28 of the Companies Act; provided that the Certain Funds Period shall in any event end on the date that is 102 days after the Offer Unconditional Date, unless such 102nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date.

“Change in Control” means any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to said Act), directly or indirectly, of more than 35% of the Voting Shares of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the board of directors of the Borrower shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board and (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.

“CIC” means Citizens Insurance Company of America, a property and casualty insurance company organized under the laws of Michigan as a corporation.

“CitySquare Project” means the CitySquare development in Worcester, Massachusetts as described in Form 10-K of The Hanover Insurance Group, Inc. for the fiscal year ended December 31, 2010.

“Clean-Up Period” has the meaning specified in Section 6.01.

“Closing Date” means the date on which the first Loan is made to the Borrower under this Agreement.

“Closing Date Contribution” means the application directly or indirectly on the Closing Date of the proceeds of the Loans and the amounts held in the Escrow Account (i) by way of loan to UK Holdco, and/or (ii) to subscribe for Equity Interests of UK Holdco to fund the Acquisition.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, to make Loans pursuant to Section 2.01 in the amount set forth in Schedule I, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.03(a).

“Commitment Termination Date” means the last day of the Certain Funds Period.

“Companies Act” means the Companies Act of 2006 of England and Wales, as amended.

“Companies House” means the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Company” means Chaucer Holdings PLC.

“Company Group” means the Company and its Subsidiaries.

“Company Shares” means all the issued and unconditionally allotted share capital in the Company and any further shares in the capital of the Company which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise together with all related rights.

“conservator” has the meaning specified in Section 6.01(f).

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP or, in the case of Section 4.01(a)(ii) or Section 5.01(a)(xii), the Company and its Subsidiaries in accordance with IFRS.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Loans from one Interest Period to the next Interest Period pursuant to Section 2.08(b).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” has a correlative meaning.

“Conversion Notice” means a written notice given by Borrower to the Administrative Agent at any time prior to the Scheme Effective Date if the Scheme has not lapsed or been withdrawn that Borrower intends to switch from the Scheme to launch an Offer.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07 or Section 2.08(a).

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and not overdue by more than 90 days), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) Debt of others secured by a Lien on the Property of such Person, whether or not the Debt so secured has been assumed by such Person, (f) obligations of such Person under Guaranties in respect of Debt of others and (g) obligations of such Person in respect of Hybrid Securities.

“Debt Incurrence” means any incurrence of Debt after the Signing Date of the type referred to in clauses (a), (b) and (g) of the definition thereof (including, without limitation, any Permanent Financing to the extent treated as Debt) other than Excluded Debt.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Disposition” or “Dispose” means, with respect to any Person (i) any sale, transfer, license, lease or other disposition of any Property by such Person including any sale, assignment, transfer or other disposal of any notes or accounts receivable or any rights and claims associated therewith and (ii) any issuance of Equity Interests by any Subsidiary of such Person.

“Dollars” and “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Duration Fee” has the meaning specified in Section 2.03(b).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Permitted Assignee and (e) any other Person (other than a natural person) approved by the Administrative Agent and by the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, (w) “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (z) no such consent of the Borrower shall be required during the continuance of an Event of Default, (y) the Borrower shall be deemed to have consented to any assignment hereunder unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof and (z) prior to the Closing Date, the Borrower may withhold its consent pursuant to the foregoing clause (e) in its sole discretion.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of Equity Interests (or, for the purpose of Section 2.04(c) or 2.09(c), Equity-Linked Securities), other than (a) any such issuance or sale by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, (b) any capital contribution by the Borrower or a Wholly-Owned Subsidiary of the Borrower to any Subsidiary of the Borrower or (c) stocks, warrants, options or other rights to obtain Equity Interests issued to directors, officers, consultants and other employees of the Borrower.

“Equity-Linked Securities” means any securities of the Borrower or any of its Subsidiaries which are convertible into, or exchangeable for, equity securities of the Borrower or such Subsidiary, including any securities issued by any of such Persons which are pledged to secure any obligation of any holder to purchase equity securities of the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status’ (each as defined in section 305(b) of ERISA); (e)the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code which could reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.

“Escrow Account” has the meaning given to it in the Escrow Agreement.

“Escrow Amount” means the an amount of cash and securities deposited by the Borrower into the Escrow Account as contemplated by the Escrow Agreement.

“Escrow Agent” has the meaning given to it in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated as of the date hereof among the Borrower, Goldman Sachs International as investment bank and The Bank of New York Mellon as escrow agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and

Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Loan” means, at any time, a Loan which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Loan, an interest rate per annum equal to (a) the rate per annum for deposits in Dollars having a maturity closest to such Interest Period which appears on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on Reuters Page LIBOR01 or ceases to be available thereat, the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) in Dollars having a maturity closes to such Interest Period determined as of approximately 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the quotation obtained by the Administrative Agent from the Reference Bank for the rates at which deposits in Dollars having a maturity closest to such Interest Period are offered by the principal London office of such Reference Bank as of approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to prime banks in the London interbank market in a principal amount of $5,000,000.

“Eurodollar Rate Reserve Percentage” of any Lender means, for any Interest Period for any Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comparable to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Debt” means (i) Debt owed to the Borrower or its Subsidiaries, (ii) other Debt approved in writing by the Administrative Agent (acting on the instructions of the Majority Lenders), (iii) Debt incurred under facilities in existence on the Signing Date and set forth in Schedule II hereto, (iv) up to $50,000,000 of Debt incurred pursuant to Section 5.03(a)(iv) and (v) Debt incurred pursuant to Section 5.03(a)(xii).

“Facility Fee Letter: means the Facility Fee Letter dated the date hereof between the Borrower, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Morgan Stanley Senior Funding relating to the loan facility provided herein.

“FATCA” means sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections or any amended or successor version thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it after consultation with the Borrower.

“Fee Letters” means the Agent Fee Letter and the Facility Fee Letter.

“Financial Debt” means Debt of the kinds set forth in clauses (a), (b), (d) or (g) of the definition of Debt, or of the kinds set forth in clauses (e) or (f) thereof to the extent relating to Debt of the type referred to in (a), (b), (d) and (g) of the definition thereof.

“Foreign Subsidiary” means a Subsidiary which is not formed under the laws of (a) the United States of America or any state therein or (b) the District of Columbia.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“GS” means Goldman Sachs Bank USA.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt; provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.

“HIC” means The Hanover Insurance Company, a property and casualty insurance company organized under the laws of New Hampshire as a corporation.

“Hybrid Securities” means securities (i) that afford equity benefit to the issuer thereof (under the procedures and guidelines of Standard & Poor’s) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Maturity Date.

“Hybrid Securities Amount” means, at any time and for any issuance of Hybrid Securities, the aggregate outstanding face amount of such Hybrid Securities at such time.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Insurance Regulatory Authority” means, for any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled (including “commercially domiciled” as that term is defined under relevant state law).

“Insurance Subsidiary” means a Subsidiary of the Borrower that is licensed to do a property and casualty insurance business.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on the date such Eurodollar Loan is made or Continued, or Converted from an ABR Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three, six, or with the consent of all of the Lenders, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i) the Borrower may not select any Interest Period that ends after the Maturity Date then in effect;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” has the meaning specified in Section 2.13(e).

“Lenders” means the Lenders listed on the signature pages hereof and each Person that shall become a party hereto as a “Lender” pursuant to Section 8.06.

“Leverage Ratio” means, at any time, the ratio of (i) Modified Total Debt to (ii) Total Capitalization.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan” has the meaning set forth in Section 2.01(a).

“London Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Long Stop Date” means October 31, 2011.

“Major Covenant” means, solely as they relate to, including for the avoidance of doubt by virtue of a procurement obligation under the covenants referred to in this definition, the Borrower, UK Holdco and the Borrower’s Material Subsidiaries (and, for the avoidance of doubt, excluding any members of the Company Group), the covenants set forth in Sections 5.03(a), (b) to the extent arising from a voluntary act by the Borrower, UK Holdco, or a Material Subsidiary of the Borrower, excluding Liens securing obligations in an aggregate amount of less than $10,000,000, (c) (in relation to Persons that are not publicly listed and as if the reference therein to no “Default” were a reference to no “Major Default”), (d) (excluding any compulsory acquisitions or takings by any Governmental Authority), (g) (to the extent such breach was a voluntary breach and could reasonably be expected to have a material adverse affect on the ability of the Borrower to perform its payment obligations under this Agreement), (h) (other than Restricted Payments of the type referred to in clause (b) of the definition thereof to the extent the aggregate principal amount thereof does not exceed $10,000,000) or (i) and Section 5.01(h) (other than clauses (viii), (ix), (x), (xiii)(y), and (xiv) thereof).

“Major Default” means, solely in relation to the Borrower, UK Holdco and the Borrower’s Material Subsidiaries only (and, for the avoidance of doubt, excluding any members of the Company Group), the occurrence of an Event of Default pursuant to Section 6.01(a), (e), (f) (solely with respect to the Borrower and the Material Subsidiaries), (i)(y) or (j).

“Majority Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans or, if no Loans are outstanding, Lenders having more than 50% of the aggregate amount of the Commitments as most recently in effect.

“Major Representation” means, solely in relation to the Borrower, UK Holdco and the Borrower’s Material Subsidiaries only (and, for the avoidance of doubt, excluding the any members of the Company Group), each of the representations and warranties set forth in Sections 4.01(c), (e), (f), (g) (excluding the last sentence thereof), (j) (excluding the last sentence thereof), (l) and (o)(iii); provided that a breach of the representation in Sections 4.01(g)(ii) and 4.01(g)(iii) shall only constitute a breach of a Major Representation to the extent such breach could reasonably be expected to have a Material Adverse Effect

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or effect on (i) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement, or (iii) the legality, validity or enforceability of this Agreement (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors rights generally or general principles of equity).

“Material Debt” has the meaning specified in Section 6.01(d).

“Material Subsidiary” means (x) for the purpose of the definition of Major Covenant, Major Default, Major Representation and the condition set forth in Section 3.02(e)(ii) and (iii), any Subsidiary of the Borrower (excluding any member of the Company Group) (i) the book value of whose assets constitutes 10% or more of the book value (determined on a Consolidated Basis) of the total assets of the Borrower and its Subsidiaries, determined based on the audited consolidated balance sheet of the Borrower as of December 31, 2010 (each, a “Signing Date Material Subsidiary”), or (ii) to or in which any Signing Date Material Subsidiary (or any other Subsidiary that becomes a Material Subsidiary by virtue of this clause (ii)) shall have sold, assigned, invested or otherwise transferred all or any substantial portion of its assets and (y) otherwise, any Subsidiary of the Borrower the book value of whose assets constitutes 3% or more of the book value (determined on a Consolidated basis) of the total assets of the Borrower and its Subsidiaries.

“Maturity Date” means the date that is 364 days after the Closing Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Modified Total Debt” means, at any time, the sum of the following:

(a) Total Debt plus

(b) the amount (if any) by which the aggregate outstanding amount of all Hybrid Securities that is attributed to Net Worth pursuant to clause (b) of the definition of “Net Worth” exceeds 15% of Total Capitalization.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit-enhanced, long-term debt obligations then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing substantially similar advisory, coordination or other like functions among insurance departments, insurance commissions and similar governmental authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such governmental authorities.

“Net Cash Proceeds” means, (a) in connection with any Asset Sale or any Property Loss Event, the proceeds thereof received by the Borrower or any Subsidiary in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Property Loss Event and other customary fees and expenses actually incurred in connection therewith and net of taxes (including taxes arising out of the distribution or deemed distribution of such cash proceeds by any Foreign Subsidiary to the Borrower or any Subsidiary that is not a Foreign Subsidiary) paid or reasonably estimated to be payable as a result thereof (after taking into account any actual tax benefit currently realized with respect to any available tax credits or deductions and any tax sharing arrangements); provided that in the case of the proceeds of a Property Loss Event, if (x) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent prior to receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used prior to the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and provided further that (i) no proceeds of any Asset Sale shall constitute Net Cash Proceeds except to the extent in excess of $50,000,000 in the aggregate for all such Asset Sales and (ii) no proceeds of any Property Loss Event shall constitute Net Cash Proceeds except to the extent in excess of $10,000,000 in the aggregate for all such Property Loss Events and (b) in connection with any Equity Issuance or any Debt Incurrence, the cash proceeds received by the Borrower or any Subsidiary from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly to the Borrower or any Subsidiary that is not a Foreign Subsidiary) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements). Notwithstanding the foregoing, no proceeds of any Prepayment Event consummated by any Insurance Subsidiary shall constitute Net Cash Proceeds to the extent such Net Cash Proceeds are received by such Insurance Subsidiary and are not permitted by applicable law to be (and are not) distributed (as a dividend as otherwise) to the Borrower or a Subsidiary that is not an Insurance Subsidiary. It is understood and agreed that any Asset Sale that takes the form of an issuance of Equity Interests by an Insurance Subsidiary shall be deemed to have been consummated by (and the proceeds received by) the immediate parent of such Insurance Subsidiary and not by such Insurance Subsidiary.

“Net Equity Proceeds” means, with respect to any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of all reasonable fees and expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Net Worth” means, at any time, the sum of the following for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP):

(a) total shareholders’ equity of the Borrower determined in accordance with GAAP; provided the net unrealized appreciation and depreciation of securities that are classified as available for sale and are subject to ASC 320 shall be excluded, plus

(b) solely for purposes of determining “Total Capitalization”, an amount equal to the amount obtained by summing the products obtained by multiplying the Hybrid Securities Amount for each issuance of Hybrid Securities by the Standard & Poor’s Equity Percentage for such Hybrid Securities.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” has the meaning specified in Section 2.17.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by UK Holdco to effect the Acquisition.

“Offer Document” means the document to be sent to the shareholders of the Company in order to make the Offer.

“Offer Press Release” has the meaning assigned specified in Section 5.01(h)(xi).

“Offer Unconditional Date” means the date on which the Offer is declared unconditional in all respects.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participant” has the meaning specified in Section 8.06(d).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Participants Register” has the meaning specified in Section 8.06(d).

“Permanent Financing” means, collectively, any Debt (other than under this Agreement) incurred and any Equity Interests or Equity-Linked Securities issued in connection with the Transactions.

“Permitted Assignee” means each financial institution or other Person identified to the Arranger in writing by the Borrower on or prior to the Signing Date.

“Permitted Liens” means any of the following Liens:

(a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent not resulting in an Event of Default under Section 6.01(g) hereof;

(c) pledges or deposits made (i) in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions,

other social security legislation and other statutory obligations and in each case in compliance therewith, (ii) to secure in the ordinary course of business the performance of bids, tenders, contracts or leases, (iii) to secure surety or appeal bonds in the ordinary course of business, (iv) to secure indemnity, performance or other similar bonds in the ordinary course of business, or (v) in connection with contested amounts in the ordinary course of business;

(d) encumbrances in the nature of (i) easements, (ii) rights-of-way, (iii) zoning restrictions, (iv) licenses, (v) restrictions on the use of property or minor imperfections in title thereto, (vi) landlords’ and lessors’ Liens on rented premises, and (vii) restrictions on transfers or assignment of leases, which in each case do not secure monetary obligations and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

(f) deposits with Insurance Regulatory Authorities;

(g) Liens arising pursuant to the Escrow Agreement and Liens on cash or cash equivalents securing any foreign exchange swap or similar transaction entered into in connection with the Transaction;

(h) Liens on Property of any corporation that becomes a Subsidiary of the Borrower after the date hereof, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created in anticipation thereof;

(i) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property, provided that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon;

(j) Liens on securities or financial instruments arising out of repurchase agreements with respect to securities and financial instruments having an aggregate fair market value of not more than $100,000,000 and entered into in the ordinary course of business and on ordinary business terms;

(k) the sale of delinquent accounts receivable for collection in the ordinary course of business;

(l) Liens in existence on the date hereof and set forth in Schedule II (and renewals and replacements thereof if the amount secured thereby is not increased); and

(m) Liens in favor of a Federal Home Loan Bank to secure borrowings from such Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, including a Multiemployer Plan.

“Platform” has the meaning specified in the final paragraph of Section 5.01(a).

“Prepayment Event” means any Asset Sale, any Property Loss Event, any Debt Incurrence and any Equity Issuance.

“Press Release” means the press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Scheme.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Property Loss Event” means any loss of or damage to Property of, or any taking of the Property of the Borrower or any of its Subsidiaries, for which such Person receives insurance proceeds, or other compensation.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities.

“Rating Level Change” means a change in the Moody’s Rating or the Standard & Poor’s Rating (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i) “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+;

(ii) “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB;

(iii) “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB-;

(iv) “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the Moody’s Rating is at or above Ba1 or the Standard & Poor’s Rating is at or above BB+; and

(v) “Rating Level 5 Period” means each period other than a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period, and shall include each period during which neither the Moody’s Rating nor the Standard & Poor’s Rating shall be in effect;

and provided further that if the Moody’s Rating and the Standard & Poor’s Rating differ by more than one rating level, then the Rating Level Period shall be one Rating Level Period lower than the Rating Level Period resulting from the application of the higher of such ratings (for which purpose Rating Level Period 1 is the highest Rating Level Period and Rating Level 5 Period is the lowest Rating Level Period).

“Ratings Condition” has the meaning specified in Section 2.03(b).

“Reference Bank” means Wells Fargo Bank, National Association.

“Register” has the meaning specified in Section 8.06(c).

“Regulation D” means Regulation D issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933 and the Securities and Exchange Act of 1934 as in effect from time to time.

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby other insurers assume insurance from the Borrower or any Insurance Subsidiary.

“Responsible Officer” of the Borrower means the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, or any Vice President of the Borrower.

“Restricted Payments” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person and (b) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner of any Debt of any Person (it being understood that payments of regularly scheduled principal and interest payments shall not constitute a Restricted Payment).

“Reuters Page LIBOR01” means Reuters Page LIBOR01 or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks.

“SAP” means the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Company and the holders of the Company Shares and the related reduction of capital under section 649 of the Companies Act in relation to the cancellation of the entire issued share capital of the Company and the subsequent issue of new shares in the Company to UK Holdco as contemplated by the Press Release and the Scheme Circular.

“Scheme Circular” means the circular to the shareholders of the Company, issued, or to be issued, by the Company setting out the proposals for the Scheme.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Company with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Implementation Agreement” means the Implementation Agreement dated April 20, 2011 (together with the schedules and exhibits thereto) by and between the Borrower, UK Holdco and the Company.

“Signing Date” means the date this Agreement becomes effective in accordance with Sections 3.01 and 8.05.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Property would constitute an unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard & Poor’s Debt Percentage” means, at any time and for any issuance of Hybrid Securities, a percentage equal to (a) 100% minus (b) the Standard & Poor’s Equity Percentage for such Hybrid Securities at such time.

“Standard & Poor’s Equity Percentage” means, at any time and for any issuance of Hybrid Securities, the percentage of such Hybrid Securities that are deemed to constitute equity, as determined in accordance with Standard & Poor’s methodology at such time.

“Standard & Poor’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s.

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with SAP, and filed with the applicable Insurance Regulatory Authority.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such first Person or by such first Person and one or more Subsidiaries of such first Person.

“Takeover Code” means the City Code on Takeovers and Mergers.

“Taxes” has the meaning specified in Section 2.13(a).

“Total Capitalization” means, at any time, the sum of (a) Total Debt plus (b) Net Worth.

“Total Debt” means, at any time, an amount equal to the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries determined on a Consolidated basis without duplication in accordance with GAAP, provided that solely for purposes of determining “Total Debt” the aggregate outstanding principal amount of Debt attributed to all Hybrid Securities shall be deemed to equal the amount obtained by summing the products obtained by multiplying the Hybrid Securities Amount for each issuance of Hybrid Securities by the Standard & Poor’s Debt Percentage for such Hybrid Securities.

“Transactions” means (i) the Acquisition (including the Closing Date Contribution), (ii) the execution, delivery and performance of this Agreement and/or the funding of the Loans hereunder, (iii) the Permanent Financing, (iv) the deposit of cash and securities in the Escrow Account as contemplated by the Escrow Agreement, (v) payment of the Transaction Costs and (vi) the entry into any foreign exchange swap or similar transaction in connection with the foregoing.

“Transaction Costs” means fees and expenses incurred in connection with the Transactions (except in connection with any Permanent Financing consummated after the Closing Date).

“Type” refers to whether a Loan is an ABR Loan or a Eurodollar Loan.

“UK Holdco” means 440 Tessera Limited.

“Voting Shares” means, with respect to any Person at any time, Equity Interests entitling the holder thereof to vote generally in an election of directors or other individuals performing similar functions.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

Section 1.03. Captions. The table of contents, captions, and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.02, the Borrower will cause the last day of its fiscal year to be December 31.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Loans. (a) Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make loans to the Borrower (each a “Loan” and, collectively, the “Loans”) on the Closing Date in Dollars in an aggregate amount not to exceed such Lender’s Commitment. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

(b) Each Borrowing and each Conversion or Continuation thereof (i) shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Loans of the same Type (and, if such Loans are Eurodollar Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.

Section 2.02. Making the Loans.

(a) (i) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Loans) or given not later than 11:00 A.M. (New York City time) on the Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of ABR Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii) Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in substantially the form of Exhibit A, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Loans, initial Interest Period for each such Loan. There shall be not more than eight (8) Interest Periods outstanding at any time.

(iii) Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in immediately available funds, such Lender’s ratable portion of such Borrowing.

(iv) After the Administrative Agent’s receipt of such funds and subject to fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i)

in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement (and such Loan shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make a Loan on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights under this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

Section 2.03. Certain Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unused amount of such Lender’s Commitment from the date that is 90 days after the Signing Date until the Commitment Termination Date at a rate per annum equal to the Applicable Commitment Fee Rate. The Commitment Fee shall be due and payable on the Commitment Termination Date.

(b) Duration Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee (the “Duration Fee”) payable on each of the dates set forth below in an amount equal to the applicable percentage set forth below of the aggregate principal amount of the Loans of such Lender outstanding on such date.

Date	Duration Fee
	If Ratings Condition satisfied on such date	If Ratings Condition not satisfied on such date
90th day following the Closing Date	0.75%	1.25%
180th day following the Closing Date	1.25%	1.75%

270th day following the Closing Date	1.75%	2.25%

The “Ratings Condition” shall be satisfied, as of any date of determination, if the Moody’s Rating is Baa3 or better, the Standard & Poor’s Rating is BBB- or better and each of CIC and HIC has an A.M. Best Financial Strength Rating of A or better.

(c) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent for the Administrative Agent’s own account an annual administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent in the Agent Fee Letter.

(d) Other Fees. The Borrower agrees to pay to the other parties hereto (and their respective Affiliates) fees in the amounts and on the dates previously agreed to in writing by the Borrower and such parties (or their respective Affiliates) in the Fee Letters.

(e) Payments. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.04. Termination and Reduction of the Commitments.

(a) The Commitment of each Lender shall be automatically reduced to zero on the earliest to occur of (i) the Commitment Termination Date and (ii) the funding of such Lender’s Loans. All accrued fees shall be due and payable on the date the Commitments are reduced to zero.

(b) The Borrower shall have the right, prior to the Closing Date upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of at least $2,500,000 or an integral multiple of $1,000,000 in excess thereof. Once reduced or terminated, the Commitments may not be reinstated.

(c) Upon the occurrence of any Prepayment Event prior to the Closing Date, the Borrower shall, within three Business Days, deposit 100% of the Net Cash Proceeds of such Prepayment Event into the Escrow Account, whereupon the Commitments shall automatically be reduced in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event. Each Lender’s Commitment shall be reduced pro rata by the amount of such reduction. If such reductions results in the Commitments being reduced to zero, all accrued fees shall be payable upon such reduction. Promptly (and in any event within three

Business Days) following the occurrence of a Prepayment Event prior to the Closing Date, the Borrower shall deliver notice in writing to the Administrative Agent describing the Prepayment Event and containing a reasonably detailed calculation of the Net Cash Proceeds of such Prepayment Event. In the event that the Closing Date occurs after the occurrence of such Prepayment Event but prior to the deposit of the Net Cash Proceeds thereof in the Escrow Account, such Net Cash Proceeds shall be required to be applied to prepay the Loans in accordance with Section 2.09(c) on the last day of the three Business Day period referred to in this clause (c). For the avoidance of doubt, any amount required to be credited to the Escrow Account denominated in a currency other than US dollars may be converted into US dollars by or on behalf of the Borrower and this Section 2.04(c) shall apply in respect of such converted amount.

Section 2.05. Repayment. The Borrower shall repay the full principal amount of each Loan (together with accrued interest thereon and fees in respect thereof) on the Maturity Date.

Section 2.06. Interest.

(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) ABR Loans. While such Loan is an ABR Loan, a rate per annum equal to the ABR in effect from time to time plus the Applicable Margin for ABR Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such ABR Loan shall be Converted or paid in full.

(ii) Eurodollar Loans. While such Loan is a Eurodollar Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each of the days which occur at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Loan shall be Continued, Converted or paid in full.

(b) Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Borrower shall pay interest on:

(i) the unpaid principal amount of each Loan owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)) at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said Section 2.06(a); provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Loan, such Loan shall forthwith be Converted to an ABR Loan bearing interest as aforesaid in this Section 2.06(b)(i); and

(ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on ABR Loans pursuant to Section 2.06(a)(i) above.

(c) Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

Section 2.07. Interest Rate Determinations; Changes in Rating Systems.

(a) The Reference Bank agrees, upon the request of the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

(c) If (1) the Reference Bank does not furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Loans and (2) the relevant rates can not otherwise be determined in accordance with clause (a) or (b) of the definition of Eurodollar Rate,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Loans for such Interest Period,

(ii) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(iii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(ii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into ABR Loans.

(f) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a ABR Loan and (y) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended.

(g) If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).

Section 2.08. Voluntary Conversion and Continuation of Loans.

(a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that in the case of any such Conversion of a Eurodollar Loan into a ABR Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation, Continue all or any portion of the outstanding Eurodollar Loans comprising part of the same Borrowing for one or more Interest Periods; provided that in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Loans to be Continued and (y) the duration of the initial Interest Period for the Eurodollar Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

Section 2.09. Prepayments of Loans.

(a) The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in clause (b) below.

(b) The Borrower may, on notice given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed prepayment (in the case of an Eurodollar Loans) or given not later than 11:00 A.M. (New York City time) on the Business Day of the proposed prepayment (in the case of ABR Loans), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(c) Upon the occurrence of any Prepayment Event on or after the Closing Date, the Borrower shall prepay Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Prepayment Event. Borrower shall effect such prepayment within 3 Business Days of receipt of such Net Cash Proceeds. Such prepayment shall be accompanied by accrued interest on the principal amount prepaid. Not less than three (3) Business Days prior to the date of such prepayment the Borrower shall deliver notice in writing to the Administrative Agent describing the Prepayment Event, specifying the proposed date of prepayment and containing a reasonably detailed calculation of the Net Cash Proceeds of such Prepayment Event.

Section 2.10. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation, implementation or application of any law or regulation (including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting an existing law or regulation) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. Notwithstanding anything in this Section 2.10 to the contrary, compensable increased costs shall not include any such increased costs or reduction in amount resulting from (x) Taxes or Other Taxes subject to indemnification under Section 2.13 or (y) any taxes with respect to payments made by the Borrower hereunder that are excluded from the definition of Taxes or Other Taxes pursuant to clauses (i) through (vi) of Section 2.13(a) (including by reason of the last sentence of Section 2.13(e) or 2.13(g)). A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority, (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation Controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment or its Loans, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Loans or to fund or otherwise maintain Eurodollar Loans hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Loan of such Lender shall Convert into an ABR Loan at the end of the then current Interest Period for such Eurodollar Loan.

Section 2.12. Payments and Computations.

(a) The Loans comprising each Borrowing shall be made pro rata among the Lenders according to the amounts of their respective Commitments. All payments of principal of and interest on the Loans shall be made for the pro rata account of the Lenders based on the respective outstanding principal amounts thereof, and all payments of Commitment Fees and Duration Fees shall be made for the pro rata account of the Lenders according to the amounts of their respective Commitments.

(b) The Borrower shall make each payment hereunder without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in Dollars and immediately available funds to the Administrative Agent at its address referred to in Section 8.02. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Duration Fees ratably (subject to Sections 2.02(b), 2.10, 2.13 and 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Commitment Fee and Duration Fee shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Commitment Fee or Duration Fee as the case may be; provided however that if such extension would cause payment of interest on or principal of or interest on any Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Taxes.

(a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof; (ii) in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof; (iii) any taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connections arising from the execution, delivery, being party to, having engaged in any transactions pursuant to, performance of its obligations under, or enforcement of this Agreement; (iv) any tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 2.13; (v) taxes excluded from indemnification pursuant to the last sentence of Section 2.13(e) or under Section 2.13(g); and (vi) any withholding tax to the extent imposed as a result of a failure by a Lender or Beneficial Owner of the payment to satisfy the conditions for avoiding withholding under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future transfer, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, excluding, in each case, such amounts that result from an Agent’s or Lender’s Assignment and Acceptance, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office receiving payments made hereunder (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 2.13(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, absent manifest error.

(d) Within 30 days after the date of any payment of Taxes (or, if receipt or evidence are not available within 30 days, as soon as practicable thereafter), the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s). If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e) Each Lender that is not a “U.S. person” as defined in section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter as required by law or as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with an applicable Internal Revenue Service (“IRS”) Form W-8, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or if a Lender is not the Beneficial Owner of any obligation of the Borrower (for example, where the Lender is a partnership or participating Lender granting a typical participation), duly completed copies of IRS Form W-8IMY and the applicable IRS Form W-8 or W-9 from each Beneficial Owner. If the form(s) provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.13(a).

(f) Each Lender that is a “U.S. person” under section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter as required by law or as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with an IRS Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) or (f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of clause (e) or (f) above), such Lender shall not be entitled to indemnification under Section 2.13(a) with respect to Taxes imposed by the United States; provided however that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If any Lender determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2.13, it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Lender (including any taxes imposed by reason of the receipt of such refund), as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Lender on such interest); provided that the Borrower, upon the request of the Lender agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Lender in the event the Lender is required to repay such refund to the relevant taxing authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to taxes that it deems confidential) to the Borrower or any other person.

Section 2.14. Set-Off; Sharing of Payments, Etc.

(a) Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by applicable law), to set off and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by such Lender or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Borrower. Such Lender shall promptly provide notice to the Borrower of such set-off, provided, that failure by such Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that such Lender may have.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Section 2.02(b), 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.15. Right To Replace a Lender. If the Borrower is required to make any additional payment pursuant to Section 2.10 or 2.13 to any Lender or if any Lender’s obligation to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.11 (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase, at par, for cash the Loans of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.10 and 2.13.

Section 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.16 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.17. Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 8.06) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

ARTICLE 3

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement on the Signing Date is subject to the condition precedent that the Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) This Agreement and the Fee Letters, duly executed and delivered by the Borrower and each of the other parties hereto or thereto.

(b) Notes executed by the Borrower in favor of each Lender requesting Notes.

(c) Copies, certified by the Secretary or an Assistant Secretary, of (x) the certificate of incorporation and by-laws of the Borrower, (y) the resolutions of the board of directors of the Borrower authorizing this Agreement and the transactions contemplated hereby (including the Transactions, save for part (iii) of that definition), and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(d) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the documents to be delivered hereunder.

(e) A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower.

(f) A favorable opinion of Ropes and Gray LLP, special New York counsel to the Borrower, and a favorable opinion of the Group Counsel, Corporate of the Borrower.

(g) A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default shall have occurred on the Signing Date immediately following the effectiveness of this Agreement and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the Signing Date as if made on and as of such date.

(h) Evidence that all consents, licenses, permits and governmental and third party consents and approvals required for the due making and performance by the Borrower of this Agreement have been obtained and remain in full force and effect.

(i) Evidence of payment by the Borrower of all documented fees and expenses of the Lenders, the Administrative Agent and the Arranger and of the expenses then due and payable under the Fee Letters or under Section 8.04, including the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the making of the Loans.

(j) All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (to the extent not previously delivered).

(k) The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Company, of (x) a fully executed Scheme Implementation Agreement and (y) the Press Release, announcing the Borrower’s or its Affiliates firm intention to make an offer or effect the Scheme and setting forth the material terms and conditions thereof.

(l) Reasonably satisfactory evidence from the Escrow Agent to the Borrower that the Escrow Amount has been appropriately deposited in the Escrow Account, and satisfactory evidence from the Borrower that such amount is freely available for, and is sufficient, together with the proceeds of Loans, for the purposes of funding the Acquisition (including, for the avoidance of doubt, the Closing Date Contribution).

The Administrative Agent shall promptly notify Borrower and its financial advisor and the Lenders of the Signing Date, and such notice shall be conclusive and binding evidence of the satisfaction of the foregoing conditions and the effectiveness of this Agreement.

Section 3.02. Conditions Precedent to Closing. During the Certain Funds Period, the obligation of each Lender to make the Loans is subject to the satisfaction (or waiver pursuant to Section 8.01) of only the following conditions precedent:

(a) Delivery to the Administrative Agent of a Notice of Borrowing in accordance with the requirements hereof.

(b) Delivery to the Administrative Agent of a certificate signed by a Responsible Officer of Borrower confirming, as of the Closing Date, the satisfaction (unless waived by the Majority Lenders) of the conditions specified in clauses (c), (d), (e) and (f) of this Section 3.02.

(c) (A) If the Scheme has not been switched to an Offer, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme, (ii) the shareholder resolutions referred to in and in the form set out in the Scheme Circular, and (iii) the confirmation-of-receipt stamp with respect to the registration of the court order from Companies House (or a copy of the cover letter from Company’s solicitors delivering the court order to Companies House for registration, with confirmation of receipt by Companies House affixed) and (B) if the Scheme has been switched to an Offer, the Offer Unconditional Date shall have occurred.

(d) There shall not have occurred and be continuing a breach of any Major Representation in any material respect.

(e) There shall not have occurred and be continuing (i) a breach of any Major Covenant, or (ii) any failure to deposit the Net Cash Proceeds of any Debt Incurrence or Equity Issuance by the Borrower, UK Holdco or any Material Subsidiary occurring prior to the Closing Date into the Escrow Account as required by Section 2.04(c); provided that this clause (ii) shall only be a condition precedent to drawing a portion of the Commitments equal to the amount not so deposited and shall not impair the availability of the remaining portion of the Commitments.

(f) At the time of and immediately after giving effect to the Loans, no Major Default shall have occurred and be continuing.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all fees and other amounts due and payable will be received by it on or prior to the Closing Date, including, to the extent invoices have been presented therefor at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid hereunder or under the Fee Letters on or prior to the Closing Date. Receipt by the Administrative Agent of a Notice of Borrowing signed by the Borrower authorizing the Administrative Agent to net all such fees and documented expenses from its initial funding hereunder shall constitute satisfactory evidence.

(h) If the Scheme has been switched to an Offer, the Administrative Agent shall have received copies of the appointment of a receiving agent.

(i) There shall not be in effect any injunction or restraining order of any applicable Governmental Authority having jurisdiction to issue such injunction or restraining order prohibiting the making of the Loans or the use of the proceeds thereof, and it shall not be unlawful for the relevant Lender to make its Loan.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties. The Borrower represents, warrants and agrees on the Signing Date, the Closing Date and each other date required hereunder as follows (with references to the Borrower and its Subsidiaries being references thereto giving effect to the Acquisition, with respect to the representations on or after the Closing Date):

(a) (i) the Borrower has heretofore furnished to each of the Lenders its audited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the fiscal year ended December 31, 2010, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP;

(ii) the Borrower has heretofore furnished to each of the Lenders the audited Consolidated balance sheet and Consolidated statements of income and cash flows of the Company as at and for the fiscal year ended December 31, 2010 and such financial statements fairly present, in all material respects, and to the best of the Borrower’s knowledge, the Consolidated financial condition and results of operations of the Company and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with IFRS;

(iii) the Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of HIC and CIC for the fiscal year ended December 31, 2010, as filed with the applicable Insurance Regulatory Authority, and such annual Statutory Statements present fairly, in all material respects, the financial condition and the results of operations of HIC and CIC as at and for the fiscal year ended December 31, 2010, in accordance with SAP; and

(iv) since December 31, 2010, there has been no Material Adverse Change.

(b) There is no pending or threatened action, proceeding or investigation affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

(c) The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and (to the extent applicable in respect of the relevant jurisdiction) in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing would reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted except as could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each of its Subsidiaries is in compliance with all federal, state and local laws and regulations (including, without limitation, all applicable environmental laws and ERISA) applicable to the Borrower, its Subsidiaries and their respective Properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(e) All material consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Borrower of this Agreement and the Notes have been obtained and remain in full force and effect.

(f) This Agreement is, and each Note when duly executed and delivered pursuant to Section 2.17 will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally or general principles of equity.

(g) The making and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s certificate of incorporation or by-laws, (ii) contravene any material contractual restriction binding on the Borrower or (iii) violate any material law, rule or regulation (including Regulations T, U or X), or any material order, writ, judgment, injunction, decree, determination or award. The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for any such violation or breach which could not reasonably be expected to have a Material Adverse Effect.

(h) Each of the Borrower and its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Properties material to its business, free and clear of all Liens, except Liens permitted under Section 5.03(b), and all such Properties are in good working order and condition, ordinary wear and tear excepted, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower and each of its Subsidiaries have timely filed or caused to be filed all tax returns and reports required to have been filed and have paid and discharged all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except (i) any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Section 5.01(d) or (ii) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No portion of any Loan under this Agreement shall be used by the Borrower in violation of Regulations T, U or X. At the time of each Borrowing and after giving effect thereto, not more than 25 percent of the value of the assets (either of the Borrower or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to the restrictions in Section 5.03(b) and Section 5.03(d) consist of Margin Stock.

(k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted or would reasonably be expected to result in a liability to the Borrower or its ERISA Affiliates in excess of $10,000,000.

(l) The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

(m) Schedule III hereto is a complete list of the Subsidiaries of the Borrower as of the date hereof, each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule III, and the percentage ownership by the Borrower of each such Subsidiary is as shown in said Schedule III.

(n) The Borrower will use the proceeds of the Loans only to fund the Acquisition (including the Transaction Costs and the Closing Date Contribution and, for the avoidance of doubt, to make payments with respect to the related foreign exchange swap transaction). Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any proceeds.

(o) (i) The Borrower is, and after giving effect to the making of the Loan and the use of proceeds thereof on the Closing Date and the consummation of the Transactions on the Closing Date, will be, Solvent, (ii) the Borrower and its Subsidiaries, on a consolidated basis and after giving effect to the making of the Loans hereunder and the use of proceeds thereof on the Closing Date and the consummation of the Transactions on the Closing Date, will be, Solvent and (iii) the making of the Loans hereunder and the use of proceeds thereof on the Closing Date do not constitute a fraudulent conveyance under Section 548(d) of the United States Bankruptcy Code or equivalent provision of state laws.

(p) All information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (including, for the avoidance of doubt, any confidential information memorandum or related materials provided in connection with the syndication of the Commitments) was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made. All financial projections that have been prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (including, for the avoidance of doubt, in connection with the syndication of the Commitments) have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that such projections will be realized).

ARTICLE 5

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Reporting Requirements. The Borrower will furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such quarter and the related Consolidated statements of income and cash flows for such quarter, in each case setting forth in comparative form the corresponding figures from the corresponding quarter in the previous fiscal year, all prepared in conformity with GAAP and accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal year and the related Consolidated statements of income and cash flows for such fiscal year, setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for such year in conformity with GAAP, consistently applied;

(iii) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of the occurrence of any Event of Default or Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) within a reasonable time after filing thereof, copies of all registration statements (without exhibits) and all annual, quarterly and monthly reports (if any) filed by the Borrower with the Securities and Exchange Commission and promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(v) promptly after the Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred with respect to which the liability or potential liability of the Borrower or any of its ERISA Affiliates exceeds or would reasonably be expected to exceed $10,000,000, a statement of a Responsible Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(vii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of CIC and HIC, the quarterly Statutory Statement of CIC and HIC for such quarterly fiscal period;

(viii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of CIC and HIC, the annual Statutory Statement of CIC and HIC (including, without limitation, management’s discussion and analysis) for such year;

(ix) promptly upon the occurrence of any change in the Moody’s Rating, the Standard & Poor’s Rating, or an A.M. Best Financial Strength Rating with respect to any Insurance Subsidiary, notice thereof;

(x) promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail;

(xi) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request; and

(xii) prior to the Closing Date, but only if available to the Borrower or its Subsidiaries, promptly following receipt thereof by the Borrower, the audited Consolidated balance sheet and Consolidated Statement of income and cash flows of the Company as at and for the six-month period ended June 30, 2011.

The Borrower will furnish to the Lenders at the time it furnishes its financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer setting forth reasonably detailed calculations demonstrating that the Borrower is in compliance with the covenants in Section 5.02. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01(a) or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01(a) contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities.

(b) Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Corporate Existence, Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, (i) preserve and maintain all of its material rights, privileges, licenses and franchises, including all tradenames, patents and other intellectual property necessary for its business, except to the extent the failure to preserve and maintain the same would not reasonably be expected to have a Material Adverse Effect, and (ii) preserve and maintain its corporate existence, provided that nothing in this sentence shall prohibit any transaction expressly permitted under Section 5.03(c). The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, statutes, rules, regulations and orders, including, without limitation, ERISA and all applicable environmental laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and with the PATRIOT Act.

(d) Maintenance of Properties, Etc. The Borrower will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all of its Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain, and cause each of its Subsidiaries to maintain, appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of the Borrower and its Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

(e) Keeping of Books. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

(f) Visitation Rights. The Borrower will, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (in each case at their own expense (except as described below) and subject to Section 8.12 hereof) to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors. In addition, at any time when an Event of Default has occurred and is continuing, the Borrower will, and will cause its Subsidiaries to, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their independent certified public accountants, and the Borrower will be responsible for the reasonable costs and expenses of the Administrative Agent and the Lenders and the agents and representatives thereof incurred in connection with this clause (f).

(g) Use of Proceeds. The Borrower will use the proceeds of the Loans only to fund the Acquisition (including the Transaction Costs and the Closing Date Contribution and, for the avoidance of doubt, to make payments with respect to the related foreign exchange swap transaction); provided that (i) no such use of the proceeds will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock within the meaning of Regulation U and (ii) neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(h) The Scheme/Offer and Related Matters. The Borrower will, and will cause UK Holdco to:

(i) use commercially reasonable efforts to procure that a Scheme Circular is issued by the Company and dispatched as soon as practicable after the issuance of the Press Release;

(ii) procure that following a Conversion Notice, an Offer Document is issued and dispatched as soon as practicable and in any event within 28 days after the issuance of the Offer Press Release;

(iii) comply in all material respects with the Takeover Code, subject to any waivers granted by the Panel on Takeovers and Mergers, and all other applicable laws and regulations in relation to any Offer or Scheme;

(iv) except as consented to by the Administrative Agent in writing (acting reasonably), not make or approve any change in the price per Company Share at which the Scheme is proposed or make any other acquisition of any Company Share (including pursuant to an Offer) at a price that is different from the price per Company Share stated in the Press Release;

(v) except as consented to by the Administrative Agent in writing (acting reasonably), not amend or waive the Anti-Trust Condition or, if the Scheme has been switched to an Offer, the Acceptance Condition, save for (i) any amendment or waiver required by the Panel on Takeovers and Mergers, a court or any other applicable law, regulation or regulatory body or (ii) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Company Shares in an aggregate amount of not less than the Acceptance Percentage of the Company Shares to which the Offer relates;

(vi) except as consented to by the Administrative Agent in writing (acting reasonably), not amend, waive or modify any other term of the Scheme Implementation Agreement or Offer Document, as applicable, in a manner that would be materially adverse to the Lenders other than any amendment, waiver or modification required by the Panel on Takeovers and Mergers, the High Court of England and Wales or a court or any other applicable law, regulation or regulatory body;

(vii) not take any action which would require Borrower to make a mandatory offer for the Company Shares in accordance with Rule 9 of the Takeover Code;

(viii) promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (including, in the case of an Offer, the current level of acceptances) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information;

(ix) deliver to the Administrative Agent copies of each Offer Document, receiving agent letter (in each case, to the extent a Conversion Notice has been delivered), any written agreement between Borrower and the Company with respect to a Scheme, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the Cash Confirmation), all legally binding agreements entered into by Borrower in connection with an Offer or Scheme and use commercially reasonable efforts to cause the Company to deliver a copy of the Scheme Circular, in each case except to the extent it is prohibited by law or regulation from doing so;

(x) take any other steps necessary to ensure that, other than the Press Release, the Offer Press Release, the Scheme Circular or the Offer Document, as applicable, no public statement is made by it or any of its Subsidiaries in connection with the Scheme or Offer, as applicable, referring to the Lenders and the Loan Documents without the prior written consent of the Lenders (not to be unreasonably withheld), unless required to do so by the Takeover Code, Panel on Takeovers and Mergers, any regulation, any applicable stock exchange or any applicable government or other relevant regulatory authority;

(xi) in the event that the Scheme is switched to an Offer, (A) within 15 Business Days procure that a press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Offer (the “Offer Press Release”) is issued, (B) deliver to the Administrative Agent (1) a Conversion Notice and (2) the Offer Press Release and (C) except as consented to by the Administrative Agent in writing (acting reasonably), ensure that the terms and conditions contained in the Offer Document include the Acceptance Condition and the Anti-Trust Condition and are otherwise consistent in all material respects with those contained in the Scheme Circular (to the extent applicable for an Offer);

(xii) not deliver more than one Conversion Notice to the Administrative Agent;

(xiii) in the case of an Offer, (x) not declare the Offer unconditional as to acceptances until UK Holdco has received valid acceptances of Company Shares in respect of an aggregate amount of not less than the Acceptance Percentage of the Company Shares to which the Offer relates, and (y) as soon as reasonably practicable upon Borrower acquiring the Acceptance Percentage of the Company Shares to which the Offer relates, ensure that notices under Section 979 of the Companies Act in respect of Company Shares are issued;

(xiv) promptly provide the Administrative Agent with such information as it may reasonably request regarding the Escrow Account and related matters and the Closing Date Contribution.

(i) Net Cash Proceeds Received by Insurance Subsidiaries. In the event that any proceeds of any Prepayment Event are received by any Insurance Subsidiary and not applied to prepay the Loans or reduce the Commitments as a result of the penultimate sentence of the definition of Net Cash Proceeds, the Borrower shall, or shall cause the applicable Insurance Subsidiary to, apply for, and the Borrower shall use, or shall cause the applicable Insurance Subsidiary to use, commercially reasonable efforts to obtain, such approvals or consents as shall be necessary to permit such proceeds to be so distributed (as a dividend or otherwise).

(j) Fee Letters. The Borrower shall comply with its obligations under the Fee Letters.

Section 5.02. Financial Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Minimum Net Worth. The Borrower will not permit Net Worth as of the last day of any fiscal quarter of the Borrower to be less than the sum of (i) $1,700,000,000 plus (ii) an amount equal to 50% of the Borrower’s Consolidated net income (if positive) for such fiscal quarter and for each prior fiscal quarter of the Borrower ending after the Signing Date plus (iii) an amount equal to 50% of the aggregate Net Equity Proceeds of any Equity Issuances made after the Signing Date.

(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 35%.

Section 5.03. Negative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Financial Debt. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Financial Debt, except:

(i) Financial Debt created hereunder;

(ii) Financial Debt existing on the date hereof and set forth in Schedule II and extensions, renewals and replacements of any such Debt that (A) does not include Debt of an obligor that was not an obligor with respect to the Debt being extended, renewed or replaced, (B) does not increase the outstanding principal amount of the Debt being extended, renewed or replaced and (C) is subordinated to at least the same extent as, and has a maturity not earlier than, and weighted average life to maturity not shorter than, the Debt being renewed or replaced;

(iii) Financial Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(iv) Financial Debt of the Borrower in an aggregate principal amount not to exceed $150,000,000 incurred under a revolving credit facility on terms reasonably satisfactory to the Arranger and the Majority Lenders;

(v) Financial Debt in respect of capitalized lease obligations, synthetic lease obligations or secured by purchase money security interests, provided that the aggregate principal amount of Financial Debt permitted by this clause (v) shall not exceed $25,000,000 at any time outstanding;

(vi) Guaranties by the Borrower of Financial Debt incurred by its Subsidiaries otherwise permitted under this Section 5.03(a);

(vii) Financial Debt in respect of Hybrid Securities issued by the Borrower as to which no Subsidiary of the Borrower has any obligation;

(viii) Financial Debt in respect of other subordinated securities of the Borrower so long as (a) the obligations of the Borrower thereunder are unsecured and fully subordinated as to payment and performance in all respects to all of the obligations of the Borrower under this Agreement, (b) no Subsidiary of the Borrower has any obligations thereunder and (c) such other subordinated securities do not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest thereon, and in any event is not payable, falling due or capable of falling due, prior to at least 91 days after the Maturity Date, provided that the Borrower shall be permitted to make cash interest payments pursuant to the terms of such other subordinated securities so long as (x) no payment Default or Event of Default has occurred and is continuing and (y) the interest rate in respect thereof shall be based on prevailing market rates at the time of issuance of such other subordinated securities;

(ix) Permanent Financing of the Borrower so long as (a) the obligations of the Borrower thereunder are unsecured, (b) no Subsidiary of the Borrower has any obligations thereunder, (c) such Permanent Financing does not have any required amortization, maturity, mandatory put, redemption, prepayment or other similar provisions or requirement and is not payable, falling due or capable of falling due, prior to at least 91 days after the Maturity Date and (d) the Net Cash Proceeds thereof are applied to reduce the Commitments or prepay the Loans as required hereunder;

(x) Financial Debt in respect of borrowings from a Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank; provided that the aggregate principal amount of Financial Debt permitted by this clause (x) shall not exceed $150,000,000 at any time outstanding;

(xi) Financial Debt in addition to the foregoing, provided that the aggregate principal amount of Financial Debt permitted by this clause (xi) shall not exceed $50,000,000 at any time outstanding; and

(xii) Financial Debt associated with the CitySquare Project, provided that the aggregate principal amount of Financial Debt permitted by this clause (xii) shall not exceed $50,000,000 at any time outstanding.

The proceeds of any Debt incurred pursuant to this clause (a) shall be applied as required by Sections 2.04(c) and 2.09(c).

(b) Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens.

(c) Mergers, Etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the Property (whether now owned or hereafter acquired) of the Borrower or such Material Subsidiary to, any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Material Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Material Subsidiary, (iii) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the

Lenders and (iv) Dispositions by any Material Subsidiary permitted by Section 5.03(d).

(d) Disposition of Assets. The Borrower will not, and will not permit any of its Material Subsidiaries to, sell, lease, transfer or otherwise dispose of any substantial part of its Property, or grant any option or other right to purchase, lease or otherwise acquire any such Property, except (i) sales of inventory in the ordinary course of its business, (ii) sales of assets which are not material to the operation of the Borrower or are no longer used or useful in connection with the operation of the Borrower, (iii) transfers of Property by any Material Subsidiary of the Borrower to the Borrower or any Material Subsidiary of the Borrower and (iv) Dispositions in connection with the CitySquare Project; provided that the proceeds thereof are reinvested in the CitySquare Project or applied to prepay the Loans (it being understood that such proceeds may be held in a segregated account of the Borrower until so applied) and (v) other sales, leases, transfers or other dispositions of assets generating Net Cash Proceeds not exceeding $50,000,000 in the aggregate for all such transactions; provided that such sales, leases, transfers or other dispositions shall be for fair market value and at least 75% cash. The proceeds of any sales, leases, transfers or other dispositions shall be applied in accordance with Sections 2.04(c) and 2.09(c).

(e) Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate.

(f) Line of Business. The Borrower will not, and will not permit any of its Material Subsidiaries to, make any material change in the nature or conduct of the business of the Borrower or such Material Subsidiary as conducted on the date hereof.

(g) Anti-dividend-block. Except to the extent required by applicable law, statute, rule, regulation, order or agreement with regulators, the Borrower will not permit any of its Subsidiaries to agree to or have in effect any contractual restriction on the payment of dividends or the making of other distributions to the Borrower.

(h) Restricted Payments. The Borrower shall not, directly or indirectly declare or make, or agree to make, directly or indirectly, any Restricted Payment except (i) the Borrower may declare and pay ordinary cash dividends with respect to its common stock not to exceed 27.5 cents per share per quarter, (ii) any payment with respect to Equity-Linked Securities, if the proceeds of the issuance of such Equity-Linked Securities were applied in accordance with Sections 2.04(c) and 2.09(c) and (iii) the Borrower may declare and make dividends and distributions on its Equity Interests that are payable only in its common stock.

(i) Acquisitions. Other than the Acquisition, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (x) acquire (by merger or otherwise) a majority of the Equity Interests (with ordinary voting power) or all or substantially all of the assets of any other Person (other than a Subsidiary) for consideration in excess of $25,000,000 in the aggregate for all such acquisitions under this clause (x) or (y) make investments in any other Person (other than a Subsidiary) by acquiring less than a majority of the Equity Interests (with ordinary voting power) of such Person (excluding any investments made in connection with the Borrower’s and any Subsidiary’s normal investment management activities) for consideration in excess of $25,000,000 in the aggregate for all such acquisitions under this clause (y).

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Events of Default. The following events shall be Events of Default (each, an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or any Commitment Fee, Duration Fee or any other amount payable hereunder when due and such failure remains unremedied for three Business Days;

(b) Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a)(iii), 5.01(c)(ii), 5.01(g), 5.01(h), 5.01(i), 5.01(j), 5.02 or 5.03; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent;

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of any Debt (other than Debt hereunder) which is outstanding in an aggregate principal amount of at least $10,000,000, or its equivalent in other currencies (in this clause (d) called “Material Debt”), when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material Debt, or to require the same to be prepaid or defeased (other than by a regularly required payment);

(e) The Borrower, UK Holdco or any of the Borrower’s Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, UK Holdco or any of the Borrower’s Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, UK Holdco or any of the Borrower’s Material Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower, UK Holdco or any of the Borrower’s Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) In connection with the actual or alleged insolvency of the Borrower or any Insurance Subsidiary, any Insurance Regulatory Authority shall appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a “conservator”) for the Borrower or such Insurance Subsidiary, or cause possession of all or any substantial portion of the Property of the Borrower or such Insurance Subsidiary to be taken by any conservator;

(g) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(i) (x) There shall occur a Change in Control or (y) the Borrower shall cease to own, directly or indirectly, 100% of the Voting Shares of UK Holdco; and

(j) This Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any Subsidiary, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any Subsidiary shall repudiate or deny in writing any portion of its liability or obligations hereunder.

Notwithstanding the foregoing, for the period from the Signing Date until the date which is 90 days after the Closing Date (the “Clean-Up Period”), a breach of any representation or warranty hereunder or any covenant, condition or agreement herein existing by reason of circumstances existing on the Closing Date and relating solely to the business or operations of the Company and its Subsidiaries (or any obligation to procure or ensure in relation thereto) shall not constitute an Event of Default (except for the purpose of Section 2.06(b)) if and for so long as the circumstances giving rise to such breach:

(a) are capable of being cured during the Clean-up Period and Borrower and its Subsidiaries are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements);

(b) have not been knowingly caused or approved by Borrower; and

(c) have not had, and would not reasonably be expected to have, a Material Adverse Effect;

Section 6.02. Remedies. (a) Subject to Section 6.02(b) below, if any Event of Default shall occur and be continuing, then the Administrative Agent (x) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (y) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts whatsoever payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) of Section 6.01 above or with respect to the Borrower or any Insurance Subsidiary of the kind referred to in clause (f) of Section 6.01 above, (A) the Commitments shall automatically terminate and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) During the Certain Funds Period, (i) the remedies set forth in Section 6.02(a) shall only be available during the continuance of an Event of Default that (A) is a Major Default, (B) results from a breach of one or more Major Representations in any material respect or (C) results from a breach of a Major Covenant and (ii) the Administrative Agent and the Lenders shall not, except as provided under clause (i) of this Section 6.02(b) and except in connection with any Debt Incurrence and Equity Issuance as expressly provided herein, (A) if the conditions specified in Section 3.02 have been satisfied, decline or refuse or fail to make available any Loans, (B) cancel any of the Commitments to the extent to do so would prevent or limit the making of a Loan, (C) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder to the extent to do so would prevent or limit the making of a Loan, (D) exercise any right of set-off or counterclaim in respect of a Loan or a requested Loan to the extent to do so would prevent or limit the making of a Loan or (E) rescind, terminate or cancel this Agreement or any of the Commitments or exercise any similar right or remedy or make or enforce any claim hereunder it may have to the extent to do so would prevent or limit the making of a Loan. After the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that certain rights, remedies and entitlements were not exercised or available during the Certain Funds Period. For the avoidance of doubt, nothing in this clause (b) shall effect the Borrower’s obligation to pay interest in accordance with Section 2.06(b).

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment of Administrative Agent. GS is hereby appointed Administrative Agent hereunder and each Lender hereby authorizes GS to act as Administrative Agent in accordance with the terms hereof. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein. The provisions of this Article 7 are solely for the benefit of the Administrative Agent and Lenders and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 7.02. Power and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder as are specifically delegated or granted to the Administrative Agent by the terms hereof, together with such powers, rights and remedies as are reasonably incidental thereto. The

Administrative Agent shall have only those duties and responsibilities that are expressly specified herein. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof, a fiduciary relationship in respect of any Lender; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof except as expressly set forth herein.

Section 7.03. General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or for any representations, warranties, recitals or statements made herein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender in connection herewith and the transactions contemplated hereby or for the financial condition or business affairs of the Borrower or its Subsidiaries or any other Person liable for the payment of any obligations hereunder, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. None of the Administrative Agent nor any of its officers, partners, members, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent hereunder or in connection herewith except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or from the exercise of any power, discretion or authority vested in it hereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 8.01) and, upon receipt of such instructions from the Majority Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 8.01).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 7.03 and of Section 7.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 7.03 and of Section 7.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and its Subsidiaries and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to the Borrower, any Subsidiary of the Borrower, any Lender or any other Person and none of the Borrower, any Subsidiary of the Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 7.04. Administrative Agent Entitled To Act As Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 7.05. Lenders’ Representations, Warranties And Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be approved by the Administrative Agent, the Majority Lenders or Lenders, as applicable on the Signing Date.

Section 7.06. Right To Indemnity. Each Lender, in proportion to its pro rata share of the Commitments or the aggregate principal amount of outstanding Loans hereunder, severally agrees to indemnify the Administrative Agent and the Arranger, to the extent that the Administrative Agent shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Arranger in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent or the Arranger in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Arranger’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Arranger for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof as determined based on the principal amount of such Lender’s Commitments or outstanding Loans hereunder as a percentage of the aggregate principal amount of the total Commitments or outstanding Loans of the Lenders; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 7.07. Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and the Administrative Agent and signed by the Majority Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and the Majority Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Majority Lenders or (iii) such other date, if any, agreed to by the Majority Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Majority Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Majority Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Majority Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums received and held for the account of the Lenders (not otherwise distributed to the Lenders) and all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 7.08. Arranger, Etc. The Arranger, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement, in their capacities as such, shall have no obligation, liability or responsibility hereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase the Commitment of any Lender or subject it to any additional obligations, (b) reduce the principal of, or interest on, any Loan or any fee or other amounts payable hereunder or (c) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fee or other amount payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01 or 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

Section 8.02. Notices, Etc. (a) Any notice or other communication herein required or permitted to be given to the Borrower, the Administrative Agent or the Arranger, shall be sent to such Person’s address as set forth below, and in the case of any Lender, the address as indicated in such Lender’s Administrative Questionnaire or otherwise indicated by such Lender to the Administrative Agent in writing. Except as otherwise set forth in Section 8.02(b), each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Administrative Agent or the Arranger shall be effective until received by such Person; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 7.03(c) hereto as designated by the Administrative Agent from time to time.

(i) if to the Borrower, to The Hanover Insurance Group, Inc., Attention: Charles F. Cronin (Telecopy No. 508-926-1693), email: ccronin@hanover.com; and

(ii) if to the Administrative Agent, to Goldman Sachs Bank USA., 30 Hudson Street, 38th Floor, Jersey City, NJ 07302, Attention: Lauren Day, emails: gsd.link@gs.com; ficc-sbdagency-nydallas@gs.com.

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Arranger and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or to any Lender pursuant to Article 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Borrower, each Lender, and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay and reimburse on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery and administration of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any, incurred by the Administrative Agent or any Lender in connection with any waiver, modification or enforcement of this Agreement and the other documents to be delivered hereunder, including, without limitation, the fees, disbursements and other charges of counsel for the Administrative Agent.

(b) The Borrower agrees to indemnify the Administrative Agent, the Arranger, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors, partners, members and representatives (each, an “Indemnified Party”) from and against any and all losses, damages, liabilities, penalties, judgments, costs, expenses and disbursements (including fees and disbursements of counsel), of any kind or nature whatsoever, joint or several, that may be imposed on, incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or relating to this Agreement or any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent any of the foregoing results from such Indemnified Party’s gross negligence or willful misconduct as determined in a judgment by a court of competent jurisdiction. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to any claim for indemnification under this Section 8.04(b) in respect of any taxes, which are subject to indemnification pursuant solely to Section 2.13 of this Agreement. The Borrower agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Loan is made other than on the last day of an Interest Period for such Loan as a result of any optional or mandatory prepayment, acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason whatsoever, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Section 8.05. Binding Effect. This Agreement shall become effective upon satisfaction of the conditions set forth in Section 3.01 and delivery of the notice by the Administrative Agent referred to therein and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.06. Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment or Loan must be approved by the Administrative Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender with a Commitment or an Affiliate of such Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) any assignment of Commitments during the Certain Funds Period shall be subject to written confirmation of the Borrower for the sole and exclusive purpose of permitting the Borrower to confirm that the required consent from its financial adviser has been obtained to the effect that such assignment will not and could not reasonably be expected to materially affect or be prejudicial to such financial adviser in its capacity as the issuer of the cash confirmation statement contained in the Press Release, the Scheme Circular, the Offer Press Release or the Offer Documents, as applicable in connection with the Acquisition (it being understood that the Borrower shall request such consent promptly and in good faith).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the “Effective Date” specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 8.04 with respect to facts and circumstances occurring prior to such Signing Date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to any Person, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 8.06(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that any relevant party, acting reasonably and in good faith, determines that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS or any other taxing authority, or required under section 5f.103-1(c) of the United States Treasury Regulations, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS or such other relevant taxing authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 8.01 that affects such Participant or any thereof described in the second proviso of Section 8.01. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender, without the consent of the Borrower or the Administrative Agent may at any time grant security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

Section 8.07. Governing Law; Submission to Jurisdiction. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Consent to Jurisdiction. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto, or any of the obligations under this Agreement, shall be brought in any federal court of the United States of America sitting in the borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court of competent jurisdiction in the city or country of New York. By executing and delivering this agreement, the Borrower, for itself and its Subsidiaries and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address provided in accordance with Section 8.02; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the Borrower and its Subsidiaries in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that the Administrative Agent and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against the Borrower or any of its Subsidiaries in the courts of any other jurisdiction in connection with the enforcement of any judgment.

Section 8.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart hereof may be executed and delivered via telecopier, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

Section 8.10. Survival. The obligations of the Borrower under Sections 2.02(b), 2.10, 2.13 and 8.04, and the obligations of the Lenders under Section 7.06, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

Section 8.11. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees that it will maintain in confidence and will not disclose, publish or disseminate any confidential information designated as such by the Borrower which it has or shall acquire in connection herewith relating to the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, except that such information may be disclosed if and to the extent that: (a) such information is in the public domain at the time of disclosure except as a result of a breach of this paragraph by the disclosing party; (b) such information is required to be disclosed by subpoena or similar process of applicable law or regulations, provided that such Person agrees that it will, to the extent permissible and practicable, give the Borrower prompt notice of such disclosure; (c) such information is requested to be disclosed to any regulatory or administrative body, commission or self-regulatory body to whose jurisdiction it may be subject or that reasonably claims authority to regulate or oversee any aspect of its business or that of any of its affiliates; (d) such information is disclosed to counsel, auditors or other professional advisors to such Person, and to any affiliates of such Person, and to its and its affiliates’ respective partners, members, directors, officers, employees, agents and other representatives, provided that such counsel, auditors, advisors, affiliates, partners, members, directors, officers, employees, agents, advisors and other representatives are advised to keep such information confidential as set forth herein; (e) such information is disclosed in connection with any litigation or dispute between it and the Borrower concerning this Agreement, so long as the person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth in this Section 8.12; (f) such information is disclosed to any other party hereto; (g) such information is disclosed, subject to an agreement containing provisions substantially the same as or no less restrictive than those in this Section 8.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder; (h) such information is disclosed with the consent of the Borrower and (i) such information is disclosed to any rating agency when required by such rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from the Administrative Agent or any Lender. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement.

Section 8.13. No Fiduciary Relationship. The Administrative Agent, the Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries, their stockholders and/or their affiliates. Borrower agrees that nothing herein or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its Subsidiaries, its stockholders or its affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

Section 8.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

THE HANOVER INSURANCE GROUP, INC.

By:
Name:
Title:

Administrative Agent

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Lenders

GOLDMAN SACHS BANK USA, as Lender

By:
Name:
Title:

Lenders

MORGAN STANLEY BANK, N.A., as Lender

By:
Name:
Title:

Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title: